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                                 AMENDMENT NO. 1

                          ENDLESS YOUTH PRODUCTS, INC.

                             1996 STOCK OPTION PLAN

     The Board of Directors of Endless Youth Products, Inc. (the "Company") hereby adopts the following amendment to the Company's 1996 Stock Option Plan (the "Plan"), pursuant to Article XII thereof:

     1.  Section II, Paragraph (e) of the Plan is modified to read as follows:

         (e) "ELIGIBLE EMPLOYEE" shall mean any person who is, at the time of grant of any Option, an officer (including any officer who is also a member of the Board) or any key employee of the Corporation or any subsidiary thereof or, with respect to Non-Qualified Options only, any person who is a member of the Board.


DATED:  December 30, 1997